3050 Spruce Street, St. Louis, MO 63103 USA
Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

FOR IMMEDIATE RELEASE - St. Louis, MO, May 7, 2015

SIGMA-ALDRICH (NASDAQ - SIAL) REPORTS Q1 2015 SALES OF $676 MILLION AND ADJUSTED DILUTED EPS OF $1.06. DECLARES $0.23 QUARTERLY DIVIDEND.

HIGHLIGHTS:

Q1 2015 Results (all percentage changes are against comparable periods in 2014)

•
Reported sales were $676 million compared to $689 million in the first quarter of 2014. Sales grew organically by 5%. Recent acquisitions increased sales by 1%. Changes in foreign currency exchange rates decreased sales by 8%.

•	By business unit, organic sales growth was 3% in Research, 6% in Applied and 10% in SAFC Commercial.

•
Reported diluted EPS was $1.04 compared to $1.05 in the first quarter of 2014. Adjusted diluted EPS (excluding $3 million of pre-tax merger-related costs) was $1.06, the same as in the first quarter of 2014. Changes in foreign currency exchange rates reduced first quarter 2015 adjusted EPS by $0.13. Excluding this impact, adjusted diluted EPS would have been $1.19, an increase of 12% from the same period last year.

Quarterly Dividend

•
On May 5, the Company’s Board of Directors conditionally approved a quarterly cash dividend of $0.23 per share to shareholders of record on June 1, 2015. Payment of that dividend will be made on June 15, 2015 so long as the transaction by which Merck KGaA is to acquire all of the outstanding shares of the Company has not closed prior to that date.

CEO’s STATEMENT:

Commenting on performance in the first quarter of 2015, President and CEO Rakesh Sachdev said, “I am pleased to report that our teams delivered solid organic sales growth with contribution from all business units and major geographies. Despite a significant negative sales impact from unfavorable year-over-year changes in foreign currency exchange rates, the Company expanded adjusted operating margin and grew adjusted operating income.

Our Research business unit had growth contribution from all segments and geographies, continuing a trend that began in the second half of last year. Our Applied business unit was led by double-digit growth in the Diagnostics and Testing segment. Our SAFC Commercial business unit was led by the seventh consecutive quarter of double-digit organic sales growth in the Life Sciences Services segment and solid growth in the Life

Sciences Product segment.

During the quarter, we launched new products such as the EX-CELL® Advanced CHO Fed-batch System, a high-performing batch media system developed for a range of widely used industrial CHO cell lines, including SAFC’s proprietary CHOZN® cell line. We also launched Next-Gen Sequencing Oligos, which are adapters that improve target sequence assembly.

We officially opened our state-of-the-art dry powder media manufacturing facility in Irvine, Scotland, which now serves as the European counterpart to the Lenexa, Kansas, Center of Excellence for cell culture media manufacture and supply. In April, we opened our state-of-the-art Cell Culture Technical Center in Singapore to support our biopharmaceutical customers in this fast growing region.

In March, we announced an exclusive global distribution agreement with Roche. The agreement pairs Roche’s Biochemical Reagents product portfolio, including kits and enzymes for cellular analysis, proteomics and conventional PCR applications, with Sigma-Aldrich’s industry-leading eCommerce and supply chain capabilities.”

Mr. Sachdev concluded, “Our teams are successfully executing the Company’s growth initiatives, and we are excited about the opportunity to join forces with Merck KGaA of Darmstadt, Germany. We continue to expect the transaction to close in mid-2015, subject to receipt of certain antitrust and government approvals and other customary closing conditions.”

Q1 2015 RESULTS:

Reported sales for the first quarter of 2015 were $676 million, a 2% decline from the same quarter in 2014, solely caused by an 8% reduction in sales caused by changes in foreign currency exchange rates. Organic sales growth in the quarter was 5%, and acquisitions increased sales by 1%.

Reported sales of the Research business unit ($335 million in sales, 50% of overall sales) declined by 7% from the first quarter of 2014, primarily impacted by a 10% reduction in reported sales caused by changes in foreign currency exchange rates. Organic sales growth was 3%. All three segments (Academic/Government/Hospitals, Pharma and Dealers) and all major geographies (U.S., EMEA and APAC) contributed to organic sales growth during the quarter.

Reported sales of the Applied business unit ($175 million in sales, 26% of overall sales) increased 2% compared to the first quarter of 2014. Organic sales growth was 6%, and sales related to the recent acquisition of Cell Marque increased sales by 5%. This positive result was offset by a 9% decline in reported sales due to changes in foreign currency exchange rates. The Diagnostics and Testing segment had double-digit organic sales growth led by analytical standards.

Reported sales of the SAFC Commercial business unit ($166 million in sales, 24% of overall sales) grew 4% over the first quarter of 2014. Organic sales growth was 10%, which was partially offset by a 6% reduction in reported sales due to changes in foreign currency exchange rates. Organic sales growth was led by double-digit growth in the Life

Sciences Services segment and mid-single digit growth in the Life Sciences Products segment.

Adjusted operating income in the first quarter of 2015 (excluding merger-related expenses and excluding restructuring costs from the same period last year) grew by $3 million over the same period last year, an increase of 2%. The adjusted operating income margin was 26.3%, an improvement of 90 basis points from the same period last year. This margin expansion was due to productivity improvements, higher organic sales volume, pricing and product mix, offset by unfavorable changes in foreign currency exchange rates. Changes in foreign currency exchange rates reduced adjusted operating income by $22 million, net of hedging. Excluding this impact, adjusted operating income margin would have expanded by 190 basis points from the same period in the prior year.

The adjusted effective tax rate for the first quarter of 2015 was 28% compared to 27% in the same period last year. The higher effective tax rate for the first quarter of 2015 was primarily due to increases in uncertain tax positions which were partially offset by favorable tax rates in foreign jurisdictions.

OTHER INFORMATION:

Cash Flow and Debt: For the first three months of 2015, net cash provided by operating activities was $153 million compared to $172 million in the same period in 2014. Capital expenditures in the first three months of 2015 were $28 million as compared to $29 million in the same period in 2014. Free cash flow for the first quarter of 2015 was $125 million, of which $27 million was returned to shareholders through dividends. The Company’s debt to capital ratio was 9% at March 31, 2015 compared to 12% at December 31, 2014.

Conference Call Information: In light of the announced transaction with Merck KGaA, the Company will no longer hold a conference call to review quarterly earnings results. The transaction with Merck KGaA, which is expected to close in mid-2015, is subject to customary closing conditions, including regulatory approvals.

Cautionary Statement: This release contains forward-looking statements. Such statements involve risk and uncertainty, including financial and business environment risks and projections. Such statements include those preceded or followed by, or including the words, “continue,” “expect,” “believe,” “will be,” or similar expressions, and other statements contained herein regarding matters that are not historical facts. Additionally, this release contains forward-looking statements relating to certain acquisitions and transactions, future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including, without limitation, statements with respect to the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, return on equity, return on invested capital, cost savings, process improvements, free cash flow, share repurchases, capital expenditures, acquisitions and other matters. These statements are based on assumptions regarding the Company’s operations, investments and acquisitions and conditions in the markets the Company serves. While the Company believes these statements are reasonable, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this release, due to, but not limited to, such factors as (1) successfully completing our proposed transaction with Merck KGaA, which is dependent upon and/or may be affected by a number of factors, including, without limitation, timely receipt of regulatory approvals required for the transaction and other customary closing conditions, (2) potential disruption to our business occurring during the period between the announcement of the merger agreement with Merck KGaA and the closing of the transaction, (3) global economic conditions and other factors affecting the creditworthiness of our customers around the world, (4) changes in pricing and the competitive environment and the global demand for the Company's products, (5) changes in foreign currency exchange rates, (6) changes in research funding and the success of research and development activities, (7) failure of planned sales initiatives in our Research, Applied and SAFC Commercial business units and global supply chain efficiency improvements, (8) dependence on uninterrupted manufacturing operations and a global supply chain, (9) changes in the regulatory environment in which the Company operates, (10) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 12 - Income Taxes, to the Company’s consolidated financial statements included in Item 8 of Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “10-K”), (11) exposure to litigation, including, without limitation, product liability claims, (12) the ability to maintain adequate quality standards, (13) reliance on third party package delivery services, (14) an unanticipated increase in interest rates, (15) other changes in the business environment in which the Company operates, (16) acquisitions or divestitures of businesses, (17) the amount of restructuring charges, if any, (18) disruption to our information technology systems, and (19) the outcome of the outstanding matters described in Note 13 - Contingent Liabilities and Commitments to the Company’s consolidated financial statements included in Item 8 of Part II of the 10-K. A further discussion of the Company’s risk factors can be found in Item 1A of Part I of the 10-K. The Company does not undertake any obligation to update these forward-looking statements.

About Sigma-Aldrich: Sigma-Aldrich, headquartered in St. Louis, Missouri, is a leading Life Science and Technology company whose biochemical and organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich manufactures and distributes 250,000 chemicals, biochemicals and other essential products and 46,000 equipment products to its global customer base with more than one million scientists and technologists in life science companies, university and government institutions, hospitals and a wide range of industrial companies. The Company operates in 37 countries and has more than 9,000 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life Science, Technology and Service. For more information about Sigma-Aldrich, please visit its website at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (U.S. GAAP) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by other companies inside or outside of the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 9 and 10 of this release for these reconciliations.

With approximately 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors to judge the Company’s performance. Organic sales growth data presented in this release excludes currency and acquisition/divestiture impacts. The Company calculates the impact of changes in foreign currency exchange rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates. The result is the defined impact of “changes in foreign currency exchange rates.” While we are able to report past currency impacts, we are unable to estimate changes that may occur in 2015 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on reported growth rates due to the volume of sales denominated in foreign currencies.

Management also uses the following non-GAAP measures to judge its performance and ability to pursue opportunities that enhance shareholder value, and believes this non-GAAP information is useful to investors as well: adjusted operating income, adjusted diluted EPS and adjusted operating income margin (reconciled on page 10) and free cash flow (reconciled on page 8). Free cash flow does not necessarily represent the residual cash flow available for discretionary expenditures.

Investor and Financial Contact

Quintin Lai
Investor Relations
(314) 898-4643
quintin.lai@sial.com

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Income (Unaudited)
(in millions except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
Sales	$676	$689
Cost of products and services sold	318	338
Gross profit	358	351
Selling, general and administrative expenses	163	160
Research and development expenses	17	16
Other charges	3	1
Operating income	175	174
Interest, net	—	1
Income before income taxes	175	173
Provision for income taxes	49	47
Net income	$126	$126

Net income per share - Basic	$1.05	$1.06
Net income per share - Diluted	$1.04	$1.05

Weighted average number of shares outstanding - Basic	120	119
Weighted average number of shares outstanding - Diluted	121	120

Income Statement Ratios
	Three Months Ended
	March 31,
	2015	2014
Gross profit	53.0%	50.9%
S,G&A expenses	24.1%	23.2%
Research and development expenses	2.6%	2.3%
Other charges	0.4%	0.1%
Operating income	25.9%	25.3%

Net income	18.6%	18.3%

Effective tax rate	28.0%	27.2%

SIGMA-ALDRICH CORPORATION
Consolidated Balance Sheets (Unaudited)
(in millions)

	(Unaudited)
	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$887	$958
Accounts receivable	401	397
Inventories	717	699
Deferred taxes	47	46
Other	145	147
Total current assets	2,197	2,247

Property, plant and equipment:
Property, plant and equipment	2,103	2,108
Less - accumulated depreciation	(1,325)	(1,322)
Property, plant and equipment, net	778	786

Goodwill	739	756
Intangibles, net	285	292
Other	111	114
Total assets	$4,110	$4,195

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$—	$145
Accounts payable	180	183
Payroll	63	81
Income taxes	32	—
Other	95	81
Total current liabilities	370	490

Long-term debt	300	300
Pension and post-retirement benefits	101	103
Deferred taxes	67	69
Other	105	103
Total liabilities	943	1,065

Stockholders' equity:
Common stock	202	202
Capital in excess of par value	400	383
Common stock in treasury	(2,492)	(2,486)
Retained earnings	5,148	5,049
Accumulated other comprehensive income	(91)	(18)
Total stockholders' equity	3,167	3,130

Total liabilities and stockholders' equity	$4,110	$4,195

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net income	$126	$126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32	33
Deferred income taxes	(3)	(4)
Stock-based compensation expense	3	8
Other	(3)	(1)
Changes in operating assets and liabilities:
Accounts receivable	(21)	(32)
Inventories	(27)	(5)
Accounts payable	2	15
Income taxes	35	34
Other	9	(2)
Net cash provided by operating activities	153	172

Cash flows from investing activities:
Capital expenditures	(28)	(29)
Purchases of investments	(10)	(2)
Proceeds from sales of investments	5	3
Other	(4)	(2)
Net cash (used in) investing activities	(37)	(30)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	(145)	(33)
Dividends	(27)	(27)
Share repurchases	—	(85)
Proceeds from exercise of stock options	10	8
Other	(2)	(1)
Net cash (used in) financing activities	(164)	(138)

Effect of exchange rate changes on cash	(23)	1
Net change in cash and cash equivalents	(71)	5
Cash and cash equivalents at January 1	958	722
Cash and cash equivalents at March 31	$887	$727

Reconciliation of Free Cash Flow
(in millions)
	Three Months Ended
	March 31,
	2015	2014

Net cash provided by operating activities	$153	$172
Less: Capital expenditures	(28)	(29)
Free cash flow	$125	$143

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit
	Three Months Ended
	March 31, 2015

			Acquisition	Adjusted
	Reported	Currency	Benefit	(Organic)

Research	(7)%	(10)%	—%	3%
Applied	2%	(9)%	5%	6%
SAFC Commercial	4%	(6)%	—%	10%
Total Customer Sales	(2)%	(8)%	1%	5%

Business Unit Sales
(in millions)
	First Quarter 2015	Second Quarter 2015	Third Quarter 2015	Fourth Quarter 2015	Total 2015

Research	$335	$—	$—	$—	$335
Applied	175	—	—	—	175
SAFC Commercial	166	—	—	—	166
Total Customer Sales	$676	$—	$—	$—	$676

	First Quarter 2014	Second Quarter 2014	Third Quarter 2014	Fourth Quarter 2014	Total 2014

Research	$359	$357	$347	$341	$1,404
Applied	171	172	170	167	680
SAFC Commercial	159	172	173	197	701
Total Customer Sales	$689	$701	$690	$705	$2,785

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Reconciliation of Reported Net Income to Adjusted Net Income

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Reported net income	$126	$126	$1.04	$1.05
Other charges	2	1	0.02	0.01
Adjusted net income	$128	$127	$1.06	$1.06

Reconciliation of Reported Operating Income to Adjusted Operating Income
(in millions)

	Three Months Ended
	March 31,
	2015	2014

Reported operating income	$175	$174
Other charges	3	1
Adjusted operating income	$178	$175

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended
	March 31,
	2015	2014

Reported operating income margin	25.9%	25.3%
Other charges	0.4%	0.1%
Adjusted operating income margin	26.3%	25.4%

Trend of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
	2015	2014	2014	2014

Reported operating income margin	25.9%	24.0%	22.3%	26.2%
Other charges	0.4%	1.0%	3.6%	0.2%
Adjusted operating income margin	26.3%	25.0%	25.9%	26.4%